 Blue Sphere Corporation S-1/A

Exhibit 10.38

ADDENDUM NO. 1

TO

SERVICE AGREEMENT

THIS ADDENDUM NO. 1 TO SERVICE AGREEMENT (this “Addendum”), dated December 29, 2016, constitutes an addendum to the Service Agreement, dated as of October 15, 2015 (the “Agreement”), by and between Blue Sphere Corporation, a Nevada corporation (the “Company”), JLS Advanced Investment Holdings Limited (“JLS AIHL”), and Roy Amitzur (“Roy”, together with JLS AIHL, the “Executive”).

The parties to this Addendum hereby agree as set forth below.

1.          The parties hereto agree that any cash compensation, including Base Compensation, bonus compensation and other incentive compensation, due pursuant to Sections 2 and 3 of the Agreement that is payable to the Executive (“Cash Compensation”), shall be paid to Renewable Energy Management Services, a Hungarian company (“REM”).

2.          The parties hereto agree that any equity-based compensation becoming due pursuant to Sections 2.2 or 2.3 of the Agreement that is payable to the Executive in the form of the Company’s common stock or options to purchase the Company’s common stock (collectively, “Equity Compensation”), shall be issued to REM.

3.          Roy hereby represents and warrants that he and his wife collectively hold 100% of the interests of RR Water Projects Ltd., an Israeli company, which owns 100% of REM, and that for the purposes of this Addendum, REM shall be deemed a party hereto.

4.          Roy, JLS AIHL and REM hereby represent and warrant that the payment or issuance of any Cash Compensation and/or Equity Compensation to REM shall fully satisfy the Company’s obligations under the Agreement to make payment of such Cash Compensation and Equity Compensation to the Executive.

5.          Roy, JLS AIHL and REM by execution of this Addendum, each hereby agree to indemnify, hold harmless and defend the Company and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, the “Indemnified Party”) against any and all losses, liabilities, claims or actions incurred by the Indemnified Party arising out of or in connection with a claim by any party hereto relating to Cash Compensation paid and/or Equity Compensation issued by the Company to any of Roy, JLS AIHL and REM, whether such issuance was prior to, concurrent with, or following execution of this Addendum, where such Cash Compensation and/or Equity Compensation paid or issued was in the proper amounts as provided under the Agreement.

6.          The parties hereto represent and warrant to one another that the person executing this Addendum on such party’s behalf has obtained all proper authorization for such execution to the extent required to create a binding and enforceable obligation under this Addendum.

7.          This Addendum shall constitute an addendum to the Agreement. Except as specifically modified by this Addendum, the terms of the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Addendum effective as of the date first set forth above.

COMPANY:	EXECUTIVE:

BLUE SPHERE CORPORATION	JLS ADVANCED INVESTMENTS HOLDINGS LIMITED

/s/ Shlomi Palas	/s/ Ilan Fruend
Shlomi Palas, Chief Executive Officer	Ilan Fruend, Authorized Representative

/s/ Roy Amitzur
Roy Amitzur

REM:

RENEWABLE ENERGY MANAGEMENT SERVICES

/s/ Roy Amitzur
Roy Amitzur, Authorized Representative

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